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                                                                    EXHIBIT 99.4



           WESTERN DIGITAL ANNOUNCES FOURTH QUARTER, YEAR-END RESULTS



IRVINE, CA. -- July 27, 1998 -- Western Digital Corporation (NYSE:WDC) today reported revenue of $650.5 million and a net loss of $162.7 million, or $1.84 per share, for its fourth fiscal quarter ended June 27, 1998. As disclosed on June 9, 1998, the fourth quarter results included certain costs of approximately $22 million related principally to the new technology licensing and component supply agreement with IBM Corporation. In the year-earlier period, Western Digital reported revenue of $1.08 billion and net income of $87.9 million, or $.95 diluted earnings per share. For fiscal 1998, the Company reported revenue of $3.54 billion and a net loss of $290.2 million, or $3.32 per share, including special charges of $148 million in the second fiscal quarter and the previously mentioned IBM-related costs in the fourth quarter. In fiscal 1997, Western Digital earned net income of $267.6 million, or $2.86 diluted earnings per share, on revenue of $4.18 billion.

Chuck Haggerty, chairman, president and chief executive officer, stated: "Our disappointing results for the fiscal year and the fourth quarter reflect nearly a full year's sustained oversupply and price declines of nearly 50% in the desktop segment of the hard drive industry. So far in the seasonally weak September quarter, inventories of desktop drives in the distribution channel remain too high, preventing a return to a more normal market for some time. This industry must get back to rational pricing for the value of the technology being delivered."

Haggerty noted that the Company had taken several actions in the face of the industry downturn, including an approximate 20 percent reduction in employment since November, 1997, reduced work weeks and substantial production cutbacks in its Singapore and Malaysian plants , and a 30 percent reduction in its planned capital spending for fiscal year 1999. "In anticipation of the industry's eventual recovery, we have positioned Western Digital for a return to a leadership position in desktop drives and continue to invest heavily in our Enterprise storage business," said Haggerty. "Industry analysts estimate that we have earned an 8% share of the high-end market in approximately six quarters of volume shipments. A 50% increase in research and development spending on high-end drives in fiscal 1999 will help transform Western Digital into a full-line supplier in this segment in the next 18 months."

"The transition to MR head technology in the desktop segment has gone extremely well and is complete, and we are now in qualification with customers on our third-generation MR program. As a matter of fact, Western Digital now has the highest first pass yields on its disk drives in Company history. As a result of this transition, our volumes and share with leading PC OEM customers increased sequentially in the June quarter for the first time in a year. Our new relationship with IBM, the industry's technology leader and its best-capitalized company,



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positions us to leap ahead of the competition in the desktop industry's forthcoming product transitions involving Giant MR heads."

"In the face of harsh industry conditions and our large operating losses over the last three quarters, we have remained focused on balance sheet management . We see continued opportunities to improve our working capital performance in the quarters ahead. At the end of the June quarter, the Company's cash position was $460 million. I believe Western Digital is strong and will get stronger as we go forward."Western Digital Corporation is a leader in information storage products and services. The Company designs and manufactures hard drives for personal and enterprise-wide computing, and markets them to leading systems manufacturers and selected resellers under the Western Digital brand name. Western Digital is the first Fortune 500, multinational company to have been awarded company-wide ISO 9001 registration, linking all WD organizations with a consistent global standard for quality processes. The Company was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The company's World Wide Web home page can be found at http://www.westerndigital.com.

This release contains forward-looking statements based on current management expectations, including: statements relating to current and anticipated industry supply, inventory and pricing trends, the Company's return to market leadership, investment in the Enterprise storage business, utilization of IBM technology in future product transitions and future working capital. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: overall supply and customer demand in the hard drive industry; pricing trends and other competitive factors; continued improvement in time to market and time to volume of the Company's new hard drives; changes in customer order patterns; continued successful qualification of the Company's drives with key OEM customers; business conditions and growth in the personal and enterprise computing industry; and other factors discussed in the Company's Form 10-K for the year ended June 28, 1997, its recent Form 10-Qs, its other SEC filings, and its press release dated June 9, 1998. Western Digital undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.



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                           WESTERN DIGITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           Three Months Ended                                 Year Ended
                                           June 27, 1998      June 28, 1997      Mar 28, 1998      June 27, 1998      June 28, 1997
Revenues, net                               $   650,503        $ 1,079,883       $   831,297        $ 3,541,525        $ 4,177,857
Costs and expenses:
  Cost of revenues                              692,243            890,733           795,015          3,441,475          3,527,574
  Research and development                       70,010             40,224            46,949            203,733            150,157
  Selling, general and administrative            50,719             48,996            47,551            192,142            198,530
         Total costs and expenses               812,972            979,953           889,515          3,837,350          3,876,261
Operating income (loss)                        (162,469)            99,930           (58,221)          (295,825)           301,596
Net interest income (expense)                      (250)             3,474              (536)             3,817             13,223
Income (loss) before income taxes              (162,719)           103,404           (58,757)          (292,008)           314,819
Provision (benefit) for income taxes                 --             15,510           (13,735)            (1,791)            47,223
Net income (loss)                           $  (162,719)       $    87,894       $   (45,022)       $  (290,217)       $   267,596
                                            ===========        ===========       ===========        ===========        ===========


Earnings (loss) per common share:
  Basic                                         $(1,84)        $      1.02       $      (.51)       $     (3.32)       $      3.07
  Diluted                                       $(1,84)        $       .95       $      (.51)       $     (3.32)       $      2.86
                                            ===========        ===========       ===========        ===========        ===========

Common shares used in computing
  per share amounts:
  Basic                                          88,226             86,395            87,812             87,525             87,261
                                            ===========        ===========       ===========        ===========        ===========
  Diluted                                        88,226             92,688            87,812             87,525             93,522
                                                                                                                       ===========


                           WESTERN DIGITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        June 27, 1998     June 28, 1997
                                     ASSETS

Current Assets:
  Cash and cash equivalents                               $  459,830       $  208,276
  Accounts receivable, net                                   369,013          545,552
  Inventories                                                186,516          224,474
  Prepaid expenses                                            36,763           39,593
                                                          ----------       ----------
         Total current assets                             $1,052,122       $1,017,895

Property and equipment, net                                  346,987          247,895
Intangible and other assets, net                              43,579           41,332
                                                          ----------       ----------
         Total assets                                     $1,442,688       $1,307,122
                                                          ==========       ==========



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                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current Liabilities:
  Accounts payable                                        $  330,130       $  417,984
  Accrued expenses                                           258,449          235,721
                                                          ----------       ----------
         Total current liabilities                           588,579          653,705
Long-term debt                                               519,188               --
Deferred income taxes                                         17,163           33,430
Shareholders' equity:
  Common stock, $.01 par value                                   883              859
  Additional paid-in capital                                 119,026          131,062
  Retained earnings                                          197,849          488,066
                                                          ----------       ----------
         Total shareholders' equity                          317,758          619,987
         Total liabilities and shareholders' equity       $1,442,688       $1,307,122
                                                          ==========       ==========